UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Power REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Winding Road Old Bethpage, NY 11804 212-750-0371 http://www.pwreit.com/

August ____, 2026

Dear fellow shareholder:

Attached please find materials related to the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) of Power REIT.

We have included with this letter a Proxy Statement that provides you with detailed information about the 2026 Annual Meeting. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about Power REIT from documents we have filed with the Securities and Exchange Commission.

You are being asked at the 2026 Annual Meeting to elect the Trustees named in the Proxy Statement, to ratify the retention of MaloneBailey, LLP as our independent registered public accounting firm, to approve an amendment to the Articles Supplementary governing our Series A Preferred Stock that would grant holders of the Series A Preferred Stock the exclusive right to approve future amendments to the Declaration of Trust affecting only the contract rights of the Series A Preferred Stock (“Proposal 3”), and to transact any other business properly brought before the 2026 Annual Meeting or any adjournment or postponement thereof.

Proposal 3 is important for you to evaluate and vote on. The Trust believes that approving Proposal 3 will create flexibility to explore alternatives to clean up the Trust’s capital structure, which the Board believes may help preserve the Trust’s NYSE American listing and improve the ability to raise capital and execute on a business strategy. As described more fully in the Proxy Statement, the Board believes this flexibility is important to create long-term value for common shareholders, although shareholders should also weigh the risks discussed in the Proxy Statement, including potential dilution.

Your vote is important. We encourage you to vote your shares prior to the 2026 Annual Meeting. You may vote your shares through one of the methods described in the enclosed Proxy Statement. We strongly urge you to read the accompanying Proxy Statement carefully and to vote FOR each of the nominees proposed by the Board of Trustees and in accordance with the recommendations of the Board of Trustees on the other proposals by following the voting instructions contained in the Proxy Statement.

On behalf of the Board of Trustees, we thank you for your ongoing support and investment in Power REIT.

Very truly yours,

David H. Lesser

Chairman of the Board of Trustees

Power REIT

301 Winding Road

Old Bethpage, NY 11804

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

_______, 2026, 10:00 AM (local time)

The 2026 annual meeting of holders (“shareholders”) of shares of beneficial interest, $0.001 par value (“common shares”) of Power REIT, a Maryland-domiciled, internally-managed real estate investment trust (the “Trust”) will be held on ____, 2026, at 10:00 AM (local time) at 301 Winding Road, Old Bethpage NY 11804 (the “2026 Annual Meeting”).

The items of business are:

(1)	to elect the five nominees for trustees named in the accompanying proxy statement to the Trust’s Board of Trustees, each to serve until the next annual meeting of shareholders and until the successors to such trustees have been duly elected and qualified;
(2)	to ratify the appointment of MaloneBailey, LLP (“MaloneBailey”) as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
(3)	to approve an amendment to the Articles Supplementary governing the Trust’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) that would grant holders of the Series A Preferred Stock the exclusive right to approve future amendments to the Declaration of Trust, as amended and supplemented, affecting only the contract rights of the Series A Preferred Stock; and
(4)	to transact such other business as may properly come before the 2026 Annual Meeting.

These items are more fully described in the accompanying proxy statement. The Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, which includes the Trust’s consolidated financial statements as of and for the year ended December 31, 2025, is available on our website, https://www.pwreit.com/news-and-sec-filings, and can be provided by mail upon request. Requests should be mailed to Power REIT, 301 Winding Road, Old Bethpage, NY 11804 or emailed to ir@pwreit.com.

The Board of Trustees has fixed the close of business on _______, 2026 as the record date for the determination of shareholders entitled to notice of and to vote at the 2026 Annual Meeting and any adjournments thereof. Shareholders of record can vote their common shares by using the Mail or Internet. Instructions for using these convenient services are set forth in the enclosed materials. You also may vote your common shares by marking your votes on the enclosed white proxy card, signing and dating it and mailing it in the enclosed envelope.

A list of shareholders of record will be available for inspection at the 2026 Annual Meeting.

Your vote is important. Please vote by using the Internet or by marking, signing, dating and returning the enclosed white proxy card.

By order of the Board of Trustees

/s/ David H. Lesser
David H. Lesser
Secretary
_____, 2026

IMPORTANT NOTICE CONCERNING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON ________, 2026:

The Trust’s 2026 proxy materials, including the Notice of 2026 Annual Meeting of Shareholders, Proxy Statement and proxy card, will be mailed or made available on or about ________, 2026 and are available at www.proxyvote.com. The Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, is available on the website, https://www.pwreit.com/news-and-sec-filings, and can be provided by mail upon request. Requests should be mailed to Power REIT, 301 Winding Road, Old Bethpage, NY 11804 or emailed to ir@pwreit.com.

Power REIT

301 Winding Road

Old Bethpage, NY 11804

PROXY STATEMENT

2026 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to the holders (“shareholders”) of shares of beneficial interest, $0.001 par value (“common shares”) of Power REIT, a Maryland-domiciled, internally-managed real estate investment trust (the “Trust”, “we” or “us”) in connection with the solicitation of proxies by the Board of Trustees of the Trust to be voted at the 2026 annual meeting of shareholders of the Trust to be held on _________, 2026 at 10:00 A.M. local time at 301 Winding Road, Old Bethpage, NY 11804 (the “2026 Annual Meeting”), and at any adjournments thereof. The items of business for the 2026 Annual Meeting are:

(1)	to elect the five trustees named herein to the Trust’s Board of Trustees, to serve until the next annual meeting of shareholders and until the successors to such trustees have been duly elected and qualified;
(2)	to ratify the appointment of MaloneBailey, LLP (“MaloneBailey”) as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
(3)	to approve an amendment to the Articles Supplementary governing the Trust’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) that would grant holders of the Series A Preferred Stock the exclusive right to approve future amendments to the Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), affecting only the contract rights of the Series A Preferred Stock; and
(4)	to transact such other business as may properly come before the 2026 Annual Meeting.

This proxy statement and the accompanying notice of annual meeting and form of proxy card and the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”), which is not a part of our proxy solicitation materials, are first being mailed or made available to shareholders on or about _______, 2026. Our 2025 Annual Report, which includes our consolidated financial statements as of and for the year ended December 31, 2025, is available on the Trust’s website, https://www.pwreit.com/news-and-sec-filings and can be provided by mail upon request. Requests should be mailed to Power REIT, 301 Winding Road, Old Bethpage, NY 11804 or emailed to ir@pwreit.com.

The cost of this solicitation of proxies will be borne by the Trust. Solicitations may be made by mail, telephone, facsimile or electronic mail, and by officers of the Trust without extra compensation. The Trust will reimburse brokerage firms and other third parties for their reasonable and customary expenses in forwarding our proxy materials to beneficial owners of our common shares.

The Board of Trustees has fixed the close of business on _______, 2026, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the 2026 Annual Meeting and any adjournments thereof. At the close of business on the Record Date, there were outstanding and entitled to vote 367,120 of our common shares (including unvested, restricted common shares granted pursuant to the Trust’s 2020 Equity Incentive Plan (the “2020 Plan”) and other stock grants, which pursuant to the terms of the grants carry voting privileges).

Quorum, Voting Power, Effect of Abstentions, Required Votes

At the 2026 Annual Meeting, the presence, in person or by proxy, of shareholders entitled to cast thirty-three and one third percent (33 1/3%) of all the votes entitled to be cast at the meeting shall constitute a quorum. Except as set forth in the Declaration of Trust or as may be required pursuant to the Maryland General Corporation Law, an act authorized by the vote of the holders of a majority of shares of the Trust present in person or by proxy and casting a vote on the matter at a duly organized meeting shall be the act of the shareholders. Each outstanding common share shall be entitled to one vote on each matter submitted to a vote. For purposes of the foregoing, abstentions and non-votes shall not be deemed to be votes cast, although they shall be counted for purposes of determining the existence of a quorum.

Proposal 3 described in this proxy statement, which seeks approval of an amendment to the Articles Supplementary governing the Series A Preferred Stock (the “Series A Articles Supplementary”) to grant holders of the Series A Preferred Stock the exclusive right to approve future amendments to the Declaration of Trust affecting only the contract rights of the Series A Preferred Stock is subject to a different and higher voting standard than Proposals 1 and 2. Approval of Proposal 3 requires the affirmative vote of holders of a majority of all of the Trust’s common shares outstanding and entitled to vote, not merely a majority of the votes cast at the 2026 Annual Meeting. As a result, abstentions, broker non-votes, and shares that are not voted will each have the same practical effect as a vote AGAINST Proposal 3. See “Proposal 3: Approval of an Amendment to the Series A Articles Supplementary— Required Vote for This Proposal” below.

The nominees for the Board of Trustees that receive the affirmative vote of the majority of shares both present, in person or by proxy, and casting a vote shall be elected as trustees. The ratification of the appointment of MaloneBailey requires the affirmative vote of the majority of the shares both present, in person or by proxy, and casting a vote on such matter to decide such matter.

Voting Procedures

If you hold our common shares in your own name, as a “holder of record” or “registered” holder, you may have your shares voted through a proxy submitted on your behalf pursuant to your instructions, through any of the following methods:

● using the Internet, log on to www.proxyvote.com and follow the instructions; or

● marking, signing, dating, and returning the white proxy card in the postage-paid mailing envelope provided.

If you are a holder of record or registered shareholder and do not appoint and instruct proxies by voting over the Internet or by marking, signing, dating and returning the white proxy card, then you must attend the 2026 Annual Meeting in person in order to vote.

If you do not hold our common shares in your own name, but instead hold your interest in our common shares through one or more intermediaries, such as a bank or broker (in many cases referred to as owning shares “in street name”), then you are considered a holder of a beneficial interest in our common shares, or a “beneficial owner”, and you will be able to vote the shares in which you hold your interest through those intermediaries. An intermediary will forward our proxy materials to you and provide you with instructions as to how to vote the shares.

Broker Non-Votes, Routine and Non-Routine Matters

If you hold common shares through a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE American. These rules allow banks and brokers to vote such shares in their discretion on “routine” matters. On matters considered “non-routine,” banks and brokers may not vote without your instructions. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The ratification of MaloneBailey as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2026 is considered a routine matter, so banks and brokers may vote your shares regarding this proposal without your instructions. Accordingly, if you are a beneficial owner and wish to have your vote on this proposal counted in a particular way, either “for”, “against”, or as an abstention, then you must provide your voting instructions by Internet or by returning the white proxy card. If you do not instruct your bank or broker how to vote on this routine matter, your bank or broker may vote your shares in their discretion.

The election of trustees is considered a non-routine matter, and therefore banks and brokers may not vote on your behalf in the election of trustees without your instructions. Please note that if you want your votes in the election of trustees to be counted, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf in the election of trustees.

The proposed amendment to the Series A Articles Supplementary described in Proposal 3 is also considered a non-routine matter. Banks and brokers may not vote on your behalf on Proposal 3 without your instructions. Because approval of Proposal 3 requires the affirmative vote of a majority of all outstanding common shares entitled to vote, rather than a majority of votes cast, a broker non-vote on Proposal 3 will have the same effect as a vote AGAINST that proposal.

Note that, at the 2026 Annual Meeting, abstentions and broker non-votes shall not be deemed to be votes cast, although they shall be counted for purposes of determining the existence of a quorum.

Revocability or Change of Proxies

A proxy may be revoked or changed at any time prior to the voting thereof at the 2026 Annual Meeting, by (1) giving notice to the Secretary of the Trust in writing c/o Power REIT, 301 Winding Road, Old Bethpage, NY 11804, (2) submitting a later-dated proxy, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, (3) delivering to the Secretary of the Trust another duly executed proxy bearing a later date or (4) by appearing at the 2026 Annual Meeting in person and voting your shares. Attendance at the 2026 Annual Meeting will not, by itself, revoke a proxy unless you specifically so request.

Cumulative Voting

Shareholders of the Trust are not entitled to exercise cumulative voting rights in the election of trustees.

Notice of Electronic Availability of Proxy Materials

These proxy materials and our 2025 Annual Report are being made available to our shareholders online and are accessible through www.proxyvote.com and https://www.pwreit.com/news-and-sec-filings (2025 Annual Report only).

Trustees’ Voting Recommendations

The Board of Trustees recommends that you vote your common shares FOR each of the Board of Trustees’ five nominees that are named in this proxy statement as standing for election to the Board of Trustees (Proposal 1) and FOR the ratification of MaloneBailey as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2).

The Board of Trustees also recommends that you vote your common shares FOR the approval of the amendment to the Series A Articles Supplementary described in Proposal 3.

Proposal 1: Election of Trustees

Our Board of Trustees is currently comprised of five trustees, four of whom are independent under the rules of the NYSE American and under applicable rules of the Securities and Exchange Commission (the “SEC”): William S. Susman, Patrick R. Haynes, III, Dionisio D’Aguilar and Brent Morrison. Our fifth trustee, David H. Lesser, is not independent due to the fact that he is a principal shareholder, the Chief Executive Officer and Chief Financial Officer of the Trust and serves as Chairman of the Board of Trustees.

At the recommendation of the Nominating Committee, the Board of Trustees recommends to shareholders that they vote for all five of the nominees named in this proxy statement, each of whom is currently serving as a trustee of the Trust. If elected, the nominees would serve as trustees for a one-year term until the 2027 annual meeting of shareholders (the “2027 Annual Meeting”) and until their successors are duly elected and qualified.

Shares represented by proxies will be voted “FOR” the election of each of the five nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee is unable to serve for any reason or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and has indicated his intent to serve if elected. We have no reason to believe that any of the nominees named below will be unable or unwilling to serve as a trustee if elected. Proxies may not be voted for more than five trustees. Shareholders may not cumulate votes for the election of trustees.

The nominees are:

Name	Age	Trustee Since	Trust Position
David H. Lesser	60	2009*	Chairman of Board of Trustees Chief Executive Officer, Chief Financial Officer, Secretary
William S. Susman	62	2010*	Trustee Chairman of Compensation Committee Chairman of Nominating Committee Chairman of the Special Committee – Related Party Transactions
Patrick R. Haynes, III	42	2011*	Trustee Member of Nominating Committee Member of Compensation Committee Member of the Special Committee – Related Party Transactions
Dionisio D’Aguilar	62	2022	Trustee Chairman of the Audit Committee Member of the Nominating Committee Member of the Special Committee – Related Party Transactions
Brent Morrison	46	2026	Trustee Member of Compensation Committee Member of the Audit Committee Member of the Special Committee – Related Party Transactions

* The nominees have been trustees of Power REIT since the dates listed in the table above and are and have been trustees of Pittsburgh & West Virginia Railroad, a wholly owned subsidiary of Power REIT, since the dates listed in the table above.

The following are summaries of our nominees’ biographies and experience:

David H. Lesser has over 35 years of experience in real estate, including substantial experience creating shareholder value in REITs. Mr. Lesser is currently, and has been for more than the past 25 years, President of Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related situations and alternative energy. Since October 2013, Mr. Lesser has served as Chairman and CEO of Millennium Sustainable Ventures Corp. Mr. Lesser was co-founder and CEO of IntelliStay Hospitality Management, LLC which sponsored investments in hotels. Mr. Lesser has previously held leadership roles with public REITs, having served as a Senior Vice President of Crescent Real Estate Equities and as a Trustee of Keystone Property Trust. Prior to his time at Crescent, Mr. Lesser was a Director of Investment Banking at Merrill Lynch & Co. within the real estate finance group.

Since 1995, Mr. Lesser has, through HBP, invested in numerous real estate and alternative energy transactions, including a reverse merger transaction in 1997 that led to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). Mr. Lesser, as president of HBP, led an investor group and structured a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) to ultimately form Keystone. The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family-owned portfolio of industrial properties for ownership in the REIT. In addition to initial structuring and equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion, delivering a compound annual shareholder return of 16.5% from the initial transaction.

Mr. Lesser holds an M.B.A. from Cornell University and a B.S. in Applied Management and Economics from Cornell University.

Mr. Lesser has been Chairman of Power REIT’s Board of Trustees, our Chief Executive Officer since December 2011, and our Chief Financial Officer, Secretary and Treasurer since February 2014. Mr. Lesser has been a trustee of Pittsburgh & West Virginia Railroad, a wholly owned subsidiary of Power REIT (“P&WV”), from 2009 to the present, Chairman of P&WV’s Board of Trustees from December 2010 to the present and CEO of P&WV from February 2011 to the present.

We believe that Mr. Lesser’s years of experience as a real estate investor and as a board director and in creating shareholder value for REITs provide significant benefits to the Trust.

William S. Susman has over 25 years of investment banking experience, including significant experience in the transportation and railroad industry. As the former head of Merrill Lynch’s Transportation and Consumer Group, Mr. Susman advised numerous railroad clients, including Burlington Northern, CSX, Kansas City Southern, Norfolk Southern Railways, TMM and Union Pacific. In January 2024, Mr. Susman sold Threadstone Capital, a boutique investment bank he founded to Cascadia Capital, a nationally recognized independent investment banking advisory firm. Today Mr. Susman leads Cascadia’s consumer, retail and e-commerce investment banking practice. Prior to founding Threadstone Advisors, he was President of Financo, an investment bank focused on retail and consumer goods, where he worked from 2004-2011. Mr. Susman began his investment banking career at Salomon Brothers, in their transportation group. Mr. Susman sits on the boards of two private companies: Preferred Fragrances and Jonathan Adler Enterprises. Mr. Susman is a graduate of the University of Michigan, with a B.S. in Business Administration and a Masters from the Kellogg Graduate School of Management at Northwestern University.

Mr. Susman has been a trustee and Power REIT’s Compensation Committee Chairman since December 2011, Chairman of the Nominating Committee since August 2012, Chairman of the Special Committee – Related Party Transactions since March 2022 and member of the Audit Committee since February 2024. Mr. Susman has been a trustee of P&WV from May 2011 to the present and served as P&WV’s Compensation Committee Chairperson from August 2011 to December 2011. Mr. Susman is considered to be an independent trustee in accordance with the NYSE American Company Guide.

We believe that Mr. Susman’s understanding of business, finance and the railroad industry, acquired through over 25 years of investment banking experience, and his leadership as Chairman of the Compensation Committee and in regard to governance matters, provide significant benefits to the Trust.

Patrick R. Haynes, III is a commercial real estate investment professional with over 15 years of direct real estate private equity and investment experience across all asset classes.

Mr. Haynes is currently the founder and managing principal of Jackson River Capital (“JRC”). JRC is a private commercial real estate holding company that sponsors/co-sponsors commercial real estate investments and platforms seeking to generate attractive risk-adjusted returns. Through JRC, Mr. Haynes has co-founded multiple investment platforms focused on healthcare, hospitality, and multifamily properties. Most recently, Mr. Haynes co-founded Wellness Real Estate Partners (WREP), a private real estate investment platform that actively acquiring net-leased real estate in the behavioral health industry.

Prior to forming JRC, Mr. Haynes was employed by Alliance Partners HSP (“Alliance”), a family office backed opportunistic real estate investment and development company.

Prior to joining Alliance, Mr. Haynes worked for the Rockefeller Group Investment Management Corp. (“RGIM”), an investment management subsidiary owned by Mitsubishi Estate. At RGIM he was responsible for the financial analysis for RGIM’s corporate acquisitions and direct real estate investments and supported institutional fundraising and business development. Mr. Haynes began his career at Lehman Brothers (“LB”) in 2007 in the real estate private equity group where he performed financial analysis, market research and due diligence for over $2.0 billion in potential real estate acquisitions across all asset classes nationally. Following the bankruptcy, Mr. Haynes supported the successful management led buyout of the real estate private equity funds’ advisory business from the LB estate, responsible for the management of approximately $18 billion in real estate assets globally. Mr. Haynes remained with the go-forward venture created by the fund’s management, Silverpeak Real Estate Partners (“Silverpeak”), until joining RGIM.

Mr. Haynes has over 14 years of experience serving on the board of Power REIT. Mr. Haynes has been a Trustee and a member of Power REIT’s Compensation Committee since December 2011, a member of the Nominating Committee since August 2012 and a member of the Special Committee – Related Party Transactions since March 2022. Mr. Haynes has been a trustee of P&WV from May 2011 to the present and was a member of P&WV’s Compensation Committee from August 2011 to December 2011 and a member of P&WV’s Audit Committee from 2010 to December 2011. He is considered to be an independent trustee in accordance with the NYSE American Company Guide.

Mr. Haynes received a Bachelor of Arts in U.S. History from Brown University.

We believe that Mr. Haynes’ experience and contacts in real estate and his experience in transaction structuring and private equity provide significant benefits to the Trust.

Dionisio D’Aguilar has more than 30 years of accounting, finance, and government experience. From March 1993 through May 2017 and from September 2021 to present, Mr. D’Aguilar served as the President and CEO of Superwash Limited, which is the largest chain of self-service laundries in the Bahamas. From May 2017 through September 2021, Mr. D’Aguilar, having been elected to the Bahamian Parliament, served in the Cabinet of The Government of The Bahamas as the Minister of Tourism and Aviation. Mr. D’Aguilar also served as President of The Bahamas Chamber of Commerce from 2007 – 2009 and the Honorary Consul for the Kingdom of The Netherlands in The Bahamas from June 2009 to May 2017. Mr. D’Aguilar has significant board experience having served as Chairman of the Board of AML Foods Limited from 2009 – 2017, Chairman of the Board of Insurance Company of the Bahamas from 2008 – 2017, Director of J.S. Johnson Insurance Agents & Brokers from 2008 – 2017, Director of Millennium Investment & Acquisition Company from 2013 – 2017, and Director of Bahamar from 2011 – 2015. Mr. D’Aguilar qualified as a Certified Public Accountant (CPA) in the State of New York during his time at KPMG US.

Mr. D’Aguilar holds both a Bachelor of Science (Hotel Administration) and a Master of Business Administration (M.B.A.) from Cornell University.

Mr. D’Aguilar has been a trustee and a member of Power REIT’s Audit Committee, Nominating Committee and Special Committee – Related Party Transactions since March 16, 2022. Mr. D’Aguilar became the chairperson of the Audit Committee on February 24, 2024. Mr. D’Aguilar is considered to be an independent trustee in accordance with the NYSE American Company Guide.

We believe that Mr. D’Aguilar’s many years of experience at KPMG, significant financial and management expertise and experience in government matters provides significant benefits to the Trust.

Brent Morrison has extensive investing and corporate advisory experience, with a focus on microcap public companies. Mr. Morrison has served as Chief Executive Officer and President of Regional Health Properties, Inc. since March 25, 2019. He previously served as the company’s Interim Chief Executive Officer and Interim President from October 18, 2017 through March 24, 2019, and has served as a director since October 2014. Mr. Morrison has also served as Managing Director of Zuma Capital Management LLC since 2012. Previously, Mr. Morrison was a Research Analyst at Wells Fargo Advisors from 2012 to 2013; Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012; Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009; and Vice President at Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison also served on the board of directors of iPass Inc., a provider of cloud-based mobility management and Wi-Fi connectivity services to global enterprises and telecommunications carriers, from May 2015 to June 2016.

Mr. Morrison holds a Bachelor’s degree in Business Administration from the University of Colorado and a Master of Business Administration from the University of California, Los Angeles. He also holds the Chartered Financial Analyst (CFA) designation.

Mr. Morrison has served as a trustee of Power REIT since July 6, 2026, and is a member of its Audit Committee, Compensation Committee and Special Committee – Related Party Transactions. He is considered an independent trustee under the NYSE American Company Guide.

We believe that Mr. Morrison’s expertise and background in the financial and equity markets experience provides significant benefits to the Trust.

In summary, the nominees have experience and skills in, and industry contacts relevant to, providing leadership to REITs, sourcing and structuring investments and raising and investing capital. The Trust believes these skills, relevant work experiences and contacts will significantly benefit shareholders as the Trust implements its business plan.

Family Relationships

There are no family relationships among any of our trustees or executive officers.

Non-Employee Trustee Compensation

In July 2020, the 2020 Plan was adopted which superseded the 2012 Plan. In 2025, no restricted stock awards or options were granted.

Other than the option grants and the restricted stock awards, there are currently no other compensation arrangements with any of the independent trustees. The Trust has a policy to reimburse reasonable expenses of Trustees. During 2025 there were no such reimbursements.

Compensation of our independent trustees for the fiscal year ended December 31, 2025, is listed in the table below.

Trustee Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
William S. Susman	$—	$—	$—	$—	$—	$—	$—
Patrick R Haynes, III	$—	$—	$—	$—	$—	$—	$—
Dionisio D’Aguilar	$—	$—	$—	$—	$—	$—	$—

(1)	The compensation provided to Mr. Lesser, the Chairman of the Board of Trustees and also a named executive officer of the Trust, is detailed in the table under “Additional Disclosure Relating to Our Trustees, Executive Officers and Corporate Governance – Executive Officers – Executive Officer Compensation”, below. Brent Morrison is not included in the table above because he was not a trustee in the fiscal year ended December 31, 2025.

The table below shows the aggregate number of option and restricted stock awards outstanding at December 31, 2025 for each of our independent trustees (as adjusted for a 10:1 reverse stock split which was effected on June 2, 2026).

Trustee Name	Number of shares Subject to Outstanding Options	Stock Awards

William S. Susman	1,000	—
Patrick R Haynes, III	1,000	—
Dionisio D’Aguilar	1,000

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE FIVE NOMINEES NAMED HEREIN AS TRUSTEES OF THE TRUST

ADDITIONAL DISCLOSURE RELATING TO OUR

TRUSTEES, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Corporate Governance

Overview

Our Board of Trustees is currently comprised of five trustees. As previously disclosed, the Trust has not paid dividends on our Series A Preferred Stock for six or more quarterly periods. Accordingly, the holders of the Series A Preferred Stock have the right to elect two additional trustees to the Board of Trustees provided they comply with the procedures set forth in the Series A Articles Supplementary.

In accordance with our Declaration of Trust and Bylaws, our Board of Trustees elects the Chairman of the Board of Trustees and our executive officers, and each of these positions may be held by the same or separate persons. Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent trustee is to be elected. From February 2011, Mr. Lesser, the Chairman of our Board of Trustees, has also served as our Chief Executive Officer. In 2020, Susan Hollander was named Chief Accounting Officer. We do not have a lead independent trustee. We believe that this arrangement is suitable for a company of our size. The Board of Trustees shall review the need for any changes to these arrangements from time to time in light of the Trust’s changing business needs.

Risk Oversight

Our Board of Trustees takes an active role in overseeing the management of our risks. The Board of Trustees regularly reviews information regarding our liquidity, operations and investment activities, as well as the risks associated with each. The Board of Trustees is responsible for overseeing the implementation of our investment strategy, the principal goal of which is to enhance long-term shareholder value through increases in earnings, cash flow and net asset value. Currently, each investment transaction is approved by the Board of Trustees. In the future, the Board of Trustees may establish an investment committee consisting of trustees to oversee our investment activities, including the review and approval of specific transactions.

Leadership Structure

Our Chief Executive Officer serves as our Chairman of the Board of Trustees. Our Board does not have a lead independent trustee. Our Board has determined its leadership structure is appropriate and effective given the size of the Trust and our stage of development. Further, all significant transactions are subject to approval by the Board of Trustees.

Shareholder Communications

Shareholders may communicate with the Board of Trustees or an individual trustee by sending their communications in writing care of Power REIT at 301 Winding Road, Old Bethpage, NY 11804. All such communications will be forwarded to the respective trustee or trustees to whom such communications are addressed.

Board and Committee Meetings and Attendance

The Board of Trustees held five meetings during 2025. On two occasions during the year, the trustees, after conferring in writing, adopted Board of Trustees resolutions by a majority of votes via written consent. The independent trustees met in executive session during 2025; all of the independent trustees were in attendance during these sessions. During 2025, each trustee attended at least 75% of the aggregate of all meetings of the Board of Trustees and of all meetings of committees of the Board of Trustees on which such member served that were held during the period in which such trustee served.

Board Attendance at Annual Shareholders’ Meeting

Three of our four trustees who served as trustees during 2025, attended the 2025 annual meeting of shareholders. Our policy is to invite and encourage each member of the Board of Trustees to be present at our annual meetings of shareholders.

Board Committees

Our Board of Trustees has four committees: An Audit Committee, a Compensation Committee, a Nominating Committee and a Special Committee – Related Party Transactions. Each of the four committees consists solely of independent trustees in accordance with the NYSE American Company Guide.

Audit Committee

Our Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and during 2025 consisted of two independent trustees, each of whom the Board of Trustees has determined is “financially literate” and “independent” under the rules of the NYSE American Company Guide: Dionisio D’Aguilar and William Susman. Mr. D’Aguilar serves as chairman of the Audit Committee and the Board of Trustees has determined that Mr. D’Aguilar meets the definition of “audit committee financial expert,” as defined in applicable SEC rules. Pursuant to its charter, the Audit Committee, among other purposes, serves to assist the Board of Trustees in overseeing:

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements and ethical behavior;

●	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement;

●	our accounting and financial reporting processes, internal control systems and internal audit function, as applicable;

●	our monitoring of compliance with laws and regulations and our code of business conduct and ethics;

●	risks from cybersecurity threats, and specifically reviews and discusses our policies regarding information technology security and protection from cyber risks; and

●	our investigation of any employee misconduct or fraud.

During 2025, the Audit Committee consisted of Mr. D’Aguilar and Mr. Susman and met four times. Effective July 6, 2026, Mr. Morrison was appointed as a member of the Audit Committee and Mr. Susman stepped down from the Audit Committee. The Audit Committee’s charter is available on the Trust’s website at: www.pwreit.com.

Report of the Audit Committee1

The Audit Committee hereby reports as follows:

1.	Management has the primary responsibility for the Trust’s financial statements and reporting process, including its system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2025 with the Trust’s management.

2.	The Audit Committee has discussed with the Trust’s independent audit firm the overall scope of, and plans for, its audits. The Audit Committee discussed with the independent audit firm the Trust’s financial reporting process in addition to other matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Trust’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

3.	The Audit Committee has received the written disclosures and the letter from MaloneBailey required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and has discussed with MaloneBailey its independence.

4.	Based on the matters and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Trustees, and the Board of Trustees has approved, that the audited financial statements as of and for the year ended December 31, 2025 be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

5.	After considering MaloneBailey’s experience and independence, the Audit Committee recommends that the Trust (a) ratify MaloneBailey as the Trust’s independent audit firm to perform the audit of the financial statements as of and for the year ending December 31, 2026 and (b) submit to Trust’s shareholders the ratification of MaloneBailey, as the Trust’s independent audit firm at the 2026 Annual Meeting.

Submitted by the Audit Committee of the Board of Trustees

Members of the Audit Committee**

Dionisio D’Aguilar

** William Susman does not appear as a signatory to this Audit Committee Report because he stepped down as a member of the Audit Committee on July 6, 2026 and therefore is not a member of the Audit Committee on the date of submission of this Audit Committee Report.

** Brent Morrison does not appear as a signatory to this Audit Committee Report because he was appointed to the Audit Committee in July 2026 and therefore was not a member of the Audit Committee during the fiscal year ended December 31, 2025.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of the Trust under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

During 2025, our Compensation Committee consisted of two independent trustees: William S. Susman and Patrick R. Haynes, III. Mr. Susman serves as chairman of the Compensation Committee. The Compensation Committee, among other purposes, serves to:

●	establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;
●	review the performance of executive officers and adjust compensation arrangements as appropriate;
●	establish compensation arrangements for our non-executive trustees; and
●	evaluate and make grants under the 2020 Plan and other stock grants pursuant to authority delegated to it by the Board of Trustees;
●	review and make recommendations to the Board regarding our clawback policy; and
●	review and monitor management developments and succession plans and activities.

During 2025, the Compensation Committee did not hold any meetings, nor took action by written consent. The Compensation Committee charter is available on the Trust’s website at: www.pwreit.com.

Nominating Committee

During 2025, the Nominating Committee was chaired by William S. Susman with Dionisio D’Aguilar and Patrick R. Haynes, III serving as members. The Nominating Committee evaluates potential nominees to serve as trustees and makes recommendations to the Board of Trustees for inclusion in the Trust’s annual proxy statement. The Nominating Committee met one time in 2025.

Trustee Nomination Process

The Nominating Committee is responsible for developing and evaluating potential trustee candidates for consideration in the event of a vacancy on the Board of Trustees and making nominee recommendations to the Board of Trustees. The Nominating Committee seeks candidates for election and appointment that possess the integrity, leadership skills and competency required to direct and oversee the Trust’s management in the best interests of its shareholders, customers and employees, as well as the communities it serves and other affected parties. Nominee candidates must be willing to regularly attend committee and Board of Trustees meetings, to develop a strong understanding of the Trust, its businesses and its requirements, to contribute his or her time and knowledge to the Trust and to be prepared to exercise his or her duties with skill and care. In addition, each candidate should have an understanding of relevant governance concepts and the legal duties of a trustee of a public company. The Nominating Committee does not have a set policy or process for considering diversity in identifying nominees, but endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting, finance, knowledge of our industry, strategic vision, and other areas relevant to our business.

To propose a nominee, shareholders may contact the Nominating Committee Chairman, the Chairman of the Board of Trustees or the Trust’s Secretary by writing to them care of the Trust at its principal executive offices. Such correspondence should include a detailed description of the proposed nominee’s qualifications and a method to contact the nominee if the Nominating Committee so chooses. Candidates viewed by the Nominating Committee as qualified and suitable for service as a trustee will be contacted to determine interest in being considered to serve on the Board of Trustees and, if interested, will be interviewed and have their qualifications established and considered. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.

The Nominating Committee recommended nominees to the Board of Trustees for inclusion within Proposal 1 of the proxy statement for the 2026 Annual Meeting. The Nominating Committee has established a charter outlining its purpose and the practices it follows. The Nominating Committee charter is available on the Trust’s website at www.pwreit.com.

Special Committee – Related Party Transactions

During 2025, the Special Committee – Related Party Transactions (the “Special Committee”) was chaired by William Susman with Patrick R. Haynes, III and Dionisio J. D’Aguilar serving as members. The purpose of this Special Committee is to approve all future transactions that can be considered Related Party Transactions. All such transactions will be presented to the Special Committee which will then meet in an executive session to discuss any proposed transaction and ultimately vote on whether to recommend any such transactions to the full Board of Trustees. The vote of a majority of the members of the Special Committee is required to approve transactions that are brought before the Special Committee on behalf of the Board of Trustees. Additionally, the composition of the Special Committee will only include independent trustees. The Special Committee did not meet in 2025.

Code of Business Conduct

The Trust has a Code of Business Conduct, with which all officers and trustees must comply. A copy of the code may be viewed on our website at www.pwreit.com, and printed copies may be requested, without charge, by writing to us at 301 Winding Road, Old Bethpage, NY 11804, Attention: Investor Relations. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the Code of Business Conduct to any executive officer or trustee, we will promptly disclose the nature of the amendment or waiver on our website if such disclosure is required by the SEC or the NYSE American rules.

Insider Trading and Hedging

The Trust adopted an insider trading policy (the “Trading Policy”) with respect to the policies and procedures covering trades of our securities and the handling of our confidential information. The Trading Policy, which applies to all trustees, officers, employees, consultants and independent contractors of the Trust (each a “Covered Person”), prohibits the purchase or sale of our securities by a Covered Person who is in possession of material non-public information. The Trading Policy also prohibits a Covered Person, including such person’s spouse, minor children or other persons living in the same household and entities over which such person exercises control, from engaging in certain transactions, including, among other things, short-term trading, short sales, options trading, hedging and pledging. Consequently, no employee, executive officer or trustee may enter into a hedge or pledge of our common shares. A copy of our Amended and Restated Insider Trading Policy is filed as an exhibit to our 2025 Annual Report.

Executive OfficerS

The Trust is managed by David H. Lesser, the Trust’s Chief Executive Officer, with oversight from its Board of Trustees.

The following is a summary of the Trust’s executive officers as of December 31, 2025:

Name	Age	Officer Since	Trust Positions

David H. Lesser	60	2011	Chairman of the Board of Trustees Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer
Susan P. Hollander	58	2020	Chief Accounting Officer

Mr. Lesser’s biography and summary of experience can be found in Proposal 1.

Susan P. Hollander is the Chief Accounting Officer of Power REIT and is responsible for strategic accounting, compliance and financial functions including SEC and statutory filings. She has been working with our CEO, David Lesser, since 2017 as Controller for Intelligen Power Systems, Millennium Sustainable Ventures Corp., formerly Millennium Investment and Acquisition Company and IntelliStay Hospitality Management, LLC. Prior to that Ms. Hollander was Controller at Boston Provident, LP, a long-short, multi asset hedge fund specializing in the financial services industry for over 22 years where she focused primarily on financial reporting, trading operations, fund accounting and performance reporting. Ms. Hollander has more than 30 years of accounting, finance and tax experience, primarily within the financial services/real estate industry. In addition, Ms. Hollander has public company reporting expertise. Ms. Hollander graduated from Binghamton University, State University of New York with a Bachelor of Science in Economics.

Executive Officer Compensation

The Trust does not have an employment agreement with Mr. Lesser or with Ms. Hollander but the Compensation Committee has approved the compensation. Mr. Lesser was not awarded any shares of restricted stock in 2025 or 2024. Ms. Hollander was not awarded any shares of restricted stock in 2025 or 2024. Restricted stock grants provide for voting rights and dividends during the vesting period. The assumptions used to value the grants are described in footnote 9 to the Trust’s audited financial statements included in the Trust’s 2025 Annual Report, available on the Trust’s website, https://www.pwreit.com/news-and-sec-filings.

Compensation for our named executive officers, consisting of our principal executive officer and principal accounting officer, for the fiscal years ended December 31, 2025 and 2024, is set forth in the table below:

Name and Principal Positions	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total

David H. Lesser, Chairman, CEO, CFO, Secretary and Treasurer	2025	$150,000	$-	$-	$-	$-	$150,000
	2024	$150,000	$-	$-	$-	$-	$150,000

Susan P. Hollander, CAO	2025	$66,000	$-	$-	$-	$-	$66,000
	2024	$66,000	$-	$-	$-	$-	$66,000

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding option equity and restricted stock awards granted to the Trust’s named executive officers as of December 31, 2025 (as adjusted for a 10:1 reverse stock split which was effected on June 2, 2026):

		Option Awards				Stock Awards
Name	Year	Number of shares of underlying unexercised options (exercisable) (1)	Number of shares underlying unexercised options (unexercisable) (1)	Option exercise price	Option expiration date	Number of shares that have not vested	Market value of shares that have not vested
David H. Lesser, CEO, CFO, Secretary and Treasurer	2022	15,000	0	$134.40	7/15/2032

Susan Hollander, CAO	2022	750	0	$134.40	7/15/2032	-	-

(1) For all option awards, the value reflects date of grant using the Black-Scholes formula. Options vested monthly in a series of 36 equal monthly installments starting on August 1, 2022.

Clawback Policy

The Board of Trustees has adopted a clawback policy which requires us to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event of an Accounting Restatement. The clawback policy defines an Accounting Restatement as an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws. Under such policy, we may recoup incentive-based compensation previously received by an executive officer that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in the Accounting Restatement.

The Board of Trustees has the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy are in addition to, and not in lieu of, any legal and equitable claims available to the Trust. The clawback policy is annexed to our 2025 Annual Report as an exhibit.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have a formal policy on the timing of awards of options in relation to our disclosure of material nonpublic information. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed. Option grants are generally effective on the date the award determination is made by the Compensation Committee, and the exercise price of options is the closing market price of our common shares on the date of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

During the fiscal year ended December 31, 2025, we did not award any options to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of such report.

COMPENSATION DISCUSSION AND ANALYSIS

The Trust’s compensation program is designed to incentivize key individuals to provide services of value to the Trust, including services in the long-term interest of the Trust. Over the last several years, the Trust has focused on conserving resources while we stabilize the Trust’s portfolio. Historically, the trust has focused on providing cash compensation and providing incentive compensation in the form of option and restricted stock grants. The compensation program has consisted primarily of occasional option grants and restricted stock grants to our independent trustees and occasional option grants and restricted stock grants to our executive officers. The Trust believes this approach provides the Trust with increased flexibility to vary the amounts and types of compensation paid to the Trust’s executive officers, to serve the goals of:

●	more strongly aligning the interests of the Trust and the interests of its executive officers and trustees, among others, in support of our business expansion and improvement plans;

●	rewarding our executive officers in proportion to the increased duties we are imposing on them and the increased levels of performance we are requiring of them; and

●	rewarding our executive officers and trustees, among others, if and when they achieve substantial successes in expanding and improving our business and prospects, including, without limitation, by creating long-term shareholder value by increasing funds from operations (“FFO”) and dividends per share through accretive acquisitions of energy and transportation infrastructure.

In furtherance of these compensation goals, the Compensation Committee approved certain stock grants and option grants during 2022 to our trustees and CEO and an option grant to our CAO. During 2023, 2024 and 2025 there were no stock grants or options granted to our trustees or officers. See the “Trustee Compensation” table above, for further information as to these grants and our compensation amounts generally.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Trust. For the most recently completed fiscal year, the Trust did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to our Named Executive Officers, or NEOs, to the Trust’s performance. We are also permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below includes neither a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K nor does it include the year-end values of $100 invested in a peer group or industry index. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Trust’s performance, refer to “Executive Officer Compensation”.

Pay Versus Performance Table

The following table sets forth additional compensation information for our CEO and our other Named Executive Officer (Other NEO) (averaged) along with total shareholder return and net income performance results for fiscal 2023, 2024 and 2025.

Year	Summary Compensation Table Total for David H. Lesser ($)[1]	Compensation Actually Paid to David H. Lesser ($)[1,2]	Average Summary Compensation Table Total for Non-CEO NEO ($)[1]	Average Compensation Actually Paid to Non-CEO NEO ($)[1,2]	Value of initial fixed $100 investment based on total shareholder return ($)[3]	Net Income (in millions) ($)
2025	150,000	146,477	66,000	65,860	22.28	-2.2
2024	150,000	173,467	66,000	66,986	33.67	-24.7
2023	150,000	-61,583	66,000	58,056	16.45	-14.4

(1)	For 2023, 2024, and 2025 the CEO was David H. Lesser (Current CEO) and the sole Non-CEO NEO was Susan Hollander.
(2)	Compensation actually paid (“CAP”) was determined by making the following adjustments for equity awards for 2023, 2024, and 2025. The fair value of stock options was estimated using the Black-Scholes option-pricing model. For the 2025 measurement date, the assumptions used were: expected volatility of 81.3% (based on the Trust’s historical share price volatility over a period approximating the awards’ remaining expected term), risk-free interest rate of 4.1% (based on the U.S. Treasury yield curve for a maturity approximating the awards’ remaining term), and expected dividend yield of 0% (the Trust has not paid dividends on its common shares since 2013).

	2025
	CEO ($)	Average Non-CEO NEOs ($)
Summary Compensation Table (“SCT”) Total	$150,000	66,000

Subtraction:
Grant date values as reported in SCT	-	-
Adjustments:
Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	-	-
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year-end	-	-
Fair values at vest date for awards granted and vested in current year	-	-
Addition (Subtraction): Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(3,523)	$(140)

Compensation Actually Paid	$146,477	$65,860

Summary Compensation Table amounts reflect the grant date fair values of equity awards. For CAP calculation purposes, adjustments have been made to reflect fair values as of each measurement date.

(3)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Trust’s share price at the end and the beginning of the measurement period by the Trust’s share price at the beginning of the measurement period. The Trust has not paid dividends since 2013.

Relationship Between Pay and Performance

As described in more detail above in “Executive Compensation–Narrative Disclosure to Summary Compensation Table,” the Trust’s executive compensation program reflects a performance-driven compensation philosophy. While the Trust utilizes several performance measures to align executive compensation with Trust performance, those Trust measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Trust generally seeks to incentivize long-term performance, and therefore does not specifically align the Trust’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

The charts shown below present a graphical comparison of compensation actually paid to our CEO and the average compensation actually paid to our Other NEO set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) TSR (2) net income/ (loss). The chart reflecting the Trust’s cumulative TSR is measured over the three years presented in the table.

Total shareholder return in the first chart below, reflects the cumulative return of $100 as if invested on December 31, 2022, including reinvestment of dividends.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership and voting power of our common shares as of the Record Date by: (i) each person who owns more than 5% of our voting securities and who has filed a Schedule 13D with the SEC that is publicly available to the Trust and others at www.sec.gov, (ii) each of our trustees and named executive officers and (iii) all of our trustees and current executive officers as a group. Unless otherwise indicated, the business address of each person listed is c/o Power REIT, 301 Winding Road, Old Bethpage, NY 11804. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Percentage of ownership is based on 367,120 shares of our common shares outstanding as of the Record Date, ______ , 2026.

Name of Beneficial Owner	Number of Shares	% of Outstanding Shares

Trustees and Executive Officers
David H. Lesser (1)	73,670	19.09%
Susan H. Hollander(2)	980	* %
William S. Susman(3)	1,674	* %
Patrick R. Haynes, III(4)	2,559	* %
Dionisio D’Aguilar(5)	1,060	* %
Brent Morrison (6)	—	* %
All trustees and executive officers as a group	79,943	20.72%

5% Beneficial Owners
Common Shares
Henry Posner III(7)	34,000	9.26%
Series A Preferred Stock(8)
Henry Posner III(9)	34,000	10.01%
Saquib Fasih Toor(10)	29,330	8.70%
Bradley & Daytona Railway and Land Co. LLC(11)	16,884	5.01%

(1) Mr. Lesser beneficially owns (i) 73,670 common shares, which includes: (a) 51,803 common shares owned directly by Mr. Lesser, (b) 6,867 common shares owned indirectly through 13310 LMR2A LLC (“13310”), for which Mr. Lesser acts as the Co-Managing Member, (ii) 10-year options granted on July 15, 2022 to purchase 15,000 common shares at $134.40 per share, all of which have vested. Does not include 9,259 common shares owned by MEL Generation Skipping Trust, an irrevocable trust set up for the children of David H. Lesser, (the “MEL Trust”). Mr. Lesser disclaims any beneficial, pecuniary or residual interest in the shares owned by the MEL Trust, does not serve as trustee of the MEL Trust and does not have the power to revoke the MEL Trust.

(2) Ms. Susan P. Hollander beneficially owns (i) 980 common shares which includes 10-year options granted on July 15, 2022 to purchase 750 common shares at $134.40 per share, all of which have vested as of the Record Date.

(3) Mr. William S. Susman beneficially owns (i) 1,674 common shares which includes 10-year options granted on July 15, 2022 to purchase 1,000 common shares at $134.40 per share, all of which have vested as of the Record Date.

(4) Mr. Haynes beneficially owns (i) 2,559 common shares, which includes: (a) 409 common shares owned directly by Mr. Haynes, (b) 1,150 common shares owned indirectly through JRC Management LLC (“JRC”), for which Mr. Haynes acts as the Managing Member and 10-year options granted on July 15, 2022 to purchase 1,000 common shares at $134.40 per share, all of which have vested as of the Record Date.

(5) Mr. Dionisio D’Aguilar beneficially owns (i) 1,060 common shares which includes 10-year options granted on July 15, 2022 to purchase 1,000 common shares at $134.40 per share, all of which have as of the Record Date.

(6) Mr. Morrison was appointed as a trustee of the Board of Trustees in July 2026 and does not currently own any of our common shares.

(7) Based solely on information reported in Henry Posner III’s Schedule 13D/A filed with the SEC, Mr. Posner beneficially owns 34,000 common shares (approximately 9.26% of our common shares outstanding, based on approximately 367,120 shares outstanding. Mr. Posner also beneficially owns 34,000 shares of our Series A Preferred Stock (approximately 10.1% of that class).

(8) The holders of our Series A Preferred Stock are “voting securities” because they are presently entitled to vote for the election of two additional trustees to the Board of Trustees, which request must be made by the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock.

(9) Represents shares of Series A Preferred Stock held by Henry Posner III, based on a Schedule 13D filed with the SEC on February 10, 2026. The address for Mr. Posner set forth on the Schedule 13D filed with the SEC is 535 Smithfield Street, Suite 960, Pittsburgh, PA 15222.

(10) Represents shares of Series A Preferred Stock held by Saquib Fasih Toor, based on a Schedule 13D filed with the SEC on August 6, 2026. The address for Mr. Toor set forth on such Schedule 13D is 903 Queens Lane, Glenview, IL 60025.

(11) Represents shares of Series A Preferred Stock held by Bradley & Daytona Railway and Land Co. LLC (“Bradley & Daytona”), based on a Schedule 13D filed with the SEC on February 26, 2026. Alexander Kachmar, as the managing member of Bradley & Daytona, has sole voting and dispositive power over the shares. The address for Bradley & Daytona set forth on such Schedule 13D is 5753 Highway 85N PMB 5974, Crestview, FL 32536.

Related Party Transactions

A wholly-owned subsidiary of Hudson Bay Partners, LP (“HBP”), an entity associated with our CEO and Chairman of the Trust, David Lesser, provided the Trust and its subsidiaries with office space at no cost.

Under the Trust’s Declaration of Trust, the Trust may enter into transactions in which trustees, officers or employees have a financial interest, provided however, that in the case of a material financial interest, the transaction is disclosed to the Board of Trustees or the transaction shall be fair and reasonable.

Review, approval or ratification of transactions with related persons

The Special Committee was formed for the purpose of approving all transactions that can be considered Related Party Transactions.

Our general policy and that of our Special Committee is that all material transactions with a related-party and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Special Committee and its independent members, which will determine whether such transactions or proposals are fair and reasonable to the Trust and our shareholders. In general, potential related-party transactions will be identified by our management and discussed with our Trustees. When reviewing a related party transaction, the members of the Special Committee shall take into account all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (a) the material terms and conditions of the transaction; (b) the related party’s relationship to the Trust; (c) the related party’s interest in the transaction; (d) the approximate dollar value of the transaction; (e) the availability from other sources of comparable products and services; and (f) an assessment of whether the transaction is on terms that are comparable to the terms available to the Trust from an unrelated third party.

All such transactions will be presented to the Special Committee which will then meet in an executive session to discuss the proposed transaction and ultimately vote on such transactions.

Independence of Board of Trustees

The Trust’s common shares and Series A Preferred Stock are listed on the NYSE American. Under the NYSE American listing standards, independent trustees must comprise a majority of a listed company’s board of trustees and all members of the Audit Committee, Compensation Committee and Nominating Committee must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the NYSE American listing standards, a trustee will only qualify as an “independent trustee” if, in the opinion of that company’s board of trustees, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a trustee.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Trustees, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

The Trust’s Board of Trustees undertook a review of the independence of the members of the Board of Trustees and considered whether any Trustee has a material relationship with our Trust that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each Trustee concerning his background, employment and affiliations, including family relationships, the Board of Trustees has determined that all of our current Trustees, except Mr. Lesser, due to his position as Chief Executive Officer of our trust, is “independent” as that term is defined under the rules of the NYSE American. As a result, all Trustees other than Mr. Lesser are deemed to be “independent” as that term is defined under the rules of the NYSE American.

In making these determinations, the Board of Trustees considered the current and prior relationships that each non-employee Trustee has with our Trust and all other facts and circumstances the Board of Trustees deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee Trustee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDIT FIRM

The firm of MaloneBailey, LLP (“MaloneBailey”) has served as the Trust’s independent registered public accounting firm since January 20, 2015, and has audited the Trust’s consolidated financial statements as of and for the year ended December 31, 2025 included in the Trust’s 2025 Annual Report. The Board of Trustees seeks ratification of the decision to ratify MaloneBailey as the Trust’s independent registered public accounting firm for fiscal 2026. Ratification of the appointment of MaloneBailey by our shareholders is not required by law, our bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to our shareholders for ratification at the 2026 Annual Meeting. If our shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain MaloneBailey. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interest and the best interests of our shareholders.

A representative of MaloneBailey is expected be in attendance at the 2026 Annual Meeting via conference call to respond to appropriate questions and to make a statement if they desire to do so.

Audit Fees

As previously disclosed in our public filings effective January 20, 2015, the Trust retained MaloneBailey as its independent registered public accounting firm. MaloneBailey, billed the Trust $242,550 and $201,331 for professional services in each of the years ended 2025 and 2024, respectively, related to the annual audit of the Trust’s financial statements and the inclusion of financial statements and other financial information in the Trust’s quarterly reports on Form 10-Q, registration statements and other submissions to the SEC.

Audit-Related Fees

The Trust did not pay any Audit Related Fees in the year ended December 31, 2025 and 2024.

Tax Fees

The Trust engaged MaloneBailey, to prepare the Trust’s 2025 and 2024 tax return. The trust paid MaloneBailey $14,600 and $14,420 in 2025 and 2024 for professional services rendered related to the preparation of the tax returns.

All Other Fees

No other fees were paid for 2025 or 2024.

Audit Committee Pre-Approval of Services to be Provided by Independent Auditor

Our policies and procedures require our Audit Committee to review and approve in advance all engagements for services to be rendered by the Trust’s independent auditors. In the case of any non-audit services proposed to be rendered by the Trust’s independent auditors, that review includes consideration by the Audit Committee as to whether the provision of such services would be compatible with maintaining the auditors’ independence.

All of the engagements for services rendered in 2025 and 2024 by the Trust’s independent auditors were pre-approved by the Audit Committee.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE TO RATIFY MALONEBAILEY, LLP AS THE TRUST’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE SERIES A ARTICLES SUPPLEMENTARY

Overview

At the 2026 Annual Meeting, shareholders will be asked to approve an amendment (the “Amendment”) to the Series A Articles Supplementary, in the form attached to this proxy statement as Appendix A. The Amendment would add a new Section (d) to Paragraph 8 of the terms of the Series A Preferred Stock, providing that holders of the Series A Preferred Stock shall have the exclusive right, voting as a separate class, to approve any future amendment to the Trust’s Declaration of Trust that would alter the contract rights, as expressly set forth in the Declaration of Trust, of only the Series A Preferred Stock.

The Trust is exploring opportunities to clean up its balance sheet including, but not limited to, the conversion of the Series A Preferred Stock into common shares. Proposal 3 does not itself authorize the conversion of the Series A Preferred Stock into common shares and does not fix or reference any particular conversion ratio. Instead, if approved by common shareholders and by the Series A Preferred Stock shareholders as described below, the Amendment would grant the Series A Preferred Stock the exclusive right to approve, by its own required class vote, future amendments to its own terms including, potentially, a future amendment establishing the terms on which Series A Preferred Stock could be converted into common shares without requiring a further vote of common shareholders, so long as that future amendment affects only the contract rights of the Series A Preferred Stock.

Background and Reasons for the Proposed Amendment

Both the Trust’s common shares and Series A Preferred Stock are currently listed on the NYSE American. On March 6, 2026, NYSE American LLC filed a proposed rule change with the SEC to amend Section 1003 of the NYSE American Company Guide to add a new continued listing standard that would subject an issuer’s common stock to immediate suspension and delisting if its average market capitalization over any consecutive 30 trading-day period falls below a specified minimum threshold that we currently do not meet, with no opportunity to submit a compliance plan. While this requirement is seemingly on hold, it is consistent with the direction of the major exchanges and could go into effect at some point in the future. In addition, the Trust is in jeopardy of failing to meet existing listing requirements that require a certain level of Equity on the Balance Sheet that we are bumping up against.

The Board has been evaluating a possible future amendment to the terms of the Series A Preferred Stock that would give the Trust the ability to convert some or all of the Series A Preferred Stock into common shares. Converting some or all of the Series A Preferred Stock into common shares would increase the number of the Trust’s common shares outstanding, which the Board believes may help address the market-capitalization-based delisting risk described above. Also, the Series A Preferred Stock currently carries a 7.75% cumulative annual dividend that is being added to the $25.00 per share par value and adding to the liquidation preference which is senior to the common shares. Converting the Series A Preferred Stock into common shares would reduce or eliminate this senior preference from the Trust’s capital structure.

The Board believes that cleaning up the Trust’s capital structure in this way would put the Trust in a better position to execute on its business strategy and raise additional capital. Raising equity capital is inherently difficult for a company of the Trust’s size, and the Board believes the Series A Preferred Stock’s growing liquidation preference creates an overhang that makes that challenge materially more difficult, because prospective investors in the Trust’s common shares may layer in the senior preferred claims as part of assessing the valuation.

The Board also believes that maintaining the Trust’s NYSE American listing is costly, and that those costs are justified primarily to the extent the listing provides the Trust with practical access to the public capital markets. If the Trust is not able to realistically address its capital structure so that it is in a position to raise capital on the strength of its business strategy, the Board believes it may make more sense for the Trust to pursue delisting and deregistration, which would reduce ongoing public-company costs, rather than continue to bear the expense of a listing without the offsetting benefit of capital-markets access. The Series A Preferred Stock’s existing terms already include a conversion right triggered by a delisting and deregistration event, so the concept of the Series A Preferred Stock converting into common shares is not new. In pursuing a cooperative resolution with Series A Preferred Stock shareholders, the Trust may consider a similar mechanism, although the specific terms of any future amendment remain to be determined. Approving this Proposal 3 does not commit the Trust to any specific transaction or to remaining listed; rather, it is intended to provide the Board with flexibility to explore and, if appropriate, execute alternatives that would clean up the capital structure — including a future conversion of some or all of the Series A Preferred Stock into common shares on terms not yet determined — without the delay and expense of a second common shareholder vote once those terms are established.

Rather than asking common shareholders to approve a specific conversion mechanism and ratio at this time, the Board is asking common shareholders to approve this more general Amendment, which would allow any future amendment limited to the Series A Preferred Stock’s own contract rights — including, potentially, a conversion mechanism whose specific terms have not yet been finalized — to be approved solely by the Series A Preferred Stock shareholders acting as a separate class, without requiring the Trust to solicit a second vote of common shareholders once the specific terms are determined.

Description of the Amendment

If approved and implemented, the Amendment would insert the following new Section (d) into Paragraph 8 of the terms of the Series A Preferred Stock set forth in the Series A Articles Supplementary:

“The holders of Series A Preferred Stock, voting as a separate class, shall have exclusive voting rights on any Declaration of Trust amendment that would alter the contract rights, as expressly set forth in the Declaration of Trust, of only the Series A Preferred Stock.”

This Amendment does not itself change any of the economic terms of the Series A Preferred Stock — its dividend rate, liquidation preference, or any existing conversion or redemption rights are unaffected by this Proposal 3. Rather, the Amendment changes who must approve certain future amendments: for any future amendment to the Declaration of Trust that would alter only the contract rights of the Series A Preferred Stock, the Amendment would make the Series A Preferred Stock’s own class vote (currently a two-thirds vote of the outstanding Series A Preferred Stock under the existing Series A Articles Supplementary) the exclusive approval mechanism, in lieu of a separate common shareholder vote.

Effect on Shareholders

Common Shareholders. Approving this Proposal 3 does not itself dilute or otherwise change the rights of common shareholders, and does not authorize the issuance of any additional common shares. However, if this Proposal 3 is approved, common shareholders would be giving up their vote on any future amendment to the Series A Preferred Stock’s terms that the Trust determines affects only the Series A Preferred Stock’s contract rights, including a possible future amendment permitting conversion of the Series A Preferred Stock into common shares on terms not yet determined, which could be dilutive to common shareholders when and if adopted. Because the terms of any such future amendment are not yet fixed, this Proposal 3 does not include a specific dilution illustration. The Trust would pursue a conversion to the extent it believes it is beneficial to the Trust and can create shareholder value.

Series A Preferred Stock Shareholders. If this Amendment is approved and implemented, Series A Preferred Stock shareholders would gain the exclusive right to approve, by their own class vote, future amendments to their own terms, without a common shareholder vote also being required. This is in addition to, and does not replace, the existing rights of Series A Preferred Stock shareholders under the current Series A Articles Supplementary.

Reasons the Board Recommends a Vote FOR Proposal 3

The Board believes approval of this Proposal 3 is in the best interests of the Trust and its shareholders for the following reasons, each of which is discussed in more detail above under “Background and Reasons for the Proposed Amendment”:

● Preserves flexibility to clean up the capital structure. Approving this Proposal 3 does not itself implement any transaction, but it preserves the Board’s ability to pursue and, if appropriate, implement a future amendment addressing the Series A Preferred Stock’s senior dividend and liquidation preference, with only a Series A Preferred Stock class vote required, once specific terms are determined.

● Better positions the Trust to execute its business strategy and raise capital. The Board believes reducing or eliminating the Series A Preferred Stock’s senior claims would make the Trust’s common shares a more attractive vehicle for raising the equity capital the Trust’s business strategy is expected to require.

● May help preserve the Trust’s NYSE American listing. Converting some or all of the Series A Preferred Stock into common shares would increase the number of common shares outstanding, which the Board believes may help address a future potential market-capitalization-based delisting risk described above.

● Avoids the cost and delay of a second common shareholder vote. Once specific terms for a future proposed amendment are established, only the Series A Preferred Stock’s own class vote would be required, rather than a further solicitation of common shareholders and we are performing this vote as part of our Annual Meeting of Common Shareholders as opposed to an additional Special Meeting of Common Shareholders.

Risks Related to Proposal 3

In deciding how to vote on Proposal 3, shareholders should also consider the following risks, which the Board has weighed against the potential benefits described above:

● Potential dilution to common shareholders. If the Series A Preferred Stock is later converted into common shares pursuant to a future amendment approved solely by Series A Preferred Stock shareholders, the resulting issuance of additional common shares could significantly dilute the ownership percentage of existing common shareholders. While the Board’s intent in pursuing any such amendment would be to create long-term value for common shareholders by strengthening the Trust’s capital structure, there can be no assurance that any future conversion would have that effect.

● The specific terms of any future amendment are not yet known. Because this Proposal 3 does not fix a conversion ratio or other specific terms, common shareholders who approve this Proposal 3 will not have the opportunity to review or vote on the specific terms of any future amendment to the Series A Preferred Stock’s contract rights, including a future conversion mechanism, before it is approved solely by Series A Preferred Stock shareholders and implemented.

● Permanent change to governance rights between common shareholders and Series A Preferred Stock shareholders. If approved, the Amendment would permanently shift approval authority over future amendments limited to the Series A Preferred Stock’s contract rights away from common shareholders and to Series A Preferred Stock shareholders alone, for so long as the Series A Preferred Stock remains outstanding.

● No assurance the anticipated benefits will be realized. There can be no assurance that any future amendment implemented under this authority will succeed in preserving the Trust’s NYSE American listing, improving the Trust’s access to capital, or otherwise benefiting the Trust or its common shareholders.

● Delisting remains a possible outcome regardless of this Proposal. As described above, if the Trust is not able to address the requirements necessary for continued NYSE American listing, the Board may determine that voluntary delisting and deregistration is in the best interests of the Trust, which would reduce the liquidity and public trading market for the Trust’s common shares. Because the existing terms of the Series A Preferred Stock already include a conversion right triggered by a delisting and deregistration event, a delisting and deregistration could itself result in dilution to common shareholders similar in kind to what this Proposal 3 contemplates, whether or not this Proposal 3 is approved.

Potential Anti-takeover Effects of the Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. Since the Amendment to the Series A Articles Supplementary would provide holders of Series A Preferred Stock the exclusive right to approve, by their own class vote, future amendments to their own terms, without a common shareholder vote also being required, it could increase the ability of holders of Series A Preferred Stock to influence transactions involving the Trust, including certain business combinations or changes in control. Although the Amendment has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that the effect of the Amendment could have the incidental effect of discouraging, delaying or making more difficult certain unsolicited acquisition proposals. By potentially discouraging initiation of any such unsolicited takeover attempts, the Amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the Common Stock.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Proposal 3 except to the extent of their ownership of our common shares.

Required Vote for This Proposal; Relationship to a Separate Vote of Series A Preferred Stock Shareholders

Approval of this Proposal 3 requires the affirmative vote of holders of a majority of all of the Trust’s common shares outstanding and entitled to vote — not merely a majority of the votes cast at the 2026 Annual Meeting. As a result, abstentions, broker non-votes, and shares that are not voted will each have the same practical effect as a vote AGAINST this proposal.

Because this higher voting standard applies, if the votes needed to approve this Proposal 3 have not been obtained by the time of the 2026 Annual Meeting, the Trust has the ability, without a separate shareholder vote, to adjourn the meeting to a later date to permit further solicitation of proxies. See “Adjournment of the 2026 Annual Meeting” under “Other Matters” below.

In addition, any amendment of the Series A Articles Supplementary may also require the separate approval of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class, under the terms of the existing Series A Articles Supplementary. Accordingly, the approval of this Proposal 3 by common shareholders at the 2026 Annual Meeting may not, by itself, be sufficient to implement the Amendment. If common shareholders approve this Proposal 3, the Trust currently may separately solicit the approval of Series A Preferred Stock shareholders. The Amendment will not become effective, and Series A Preferred Stock shareholders will not have the exclusive future-amendment voting right described in this Proposal 3, without the approval of the common shareholders and possibly from the Series A Preferred Stock shareholders and the Trust files Articles of Amendment with the Maryland State Department of Assessments and Taxation.

No Appraisal or Dissenters’ Rights

As described elsewhere in this proxy statement under “No Dissenters’ Rights,” shareholders will not have appraisal or dissenters’ rights in connection with this Proposal 3.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SERIES A ARTICLES SUPPLEMENTARY DESCRIBED IN THIS PROPOSAL 3

OTHER MATTERS

Principal Executive Offices

The Trust’s principal executive offices are located at 301 Winding Road, Old Bethpage, NY 11804.

Other Matters to Come Before the 2026 Annual Meeting

No matters are planned to be presented for action at the 2026 Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting or any adjournment or postponement thereof, the persons named as proxies in the accompanying white proxy card will vote all the proxies given to them as a consequence of proxy solicitations made by the Board of Trustees pursuant to this proxy statement as recommended by the Board of Trustees or, if no such recommendation is given, in their own discretion.

Adjournment of the 2026 Annual Meeting

The chairman of the 2026 Annual Meeting has authority under the Trust’s Bylaws to recess or adjourn the meeting to a later date, time and place announced at the meeting, including to permit further solicitation of proxies if necessary or appropriate including, if sufficient votes to approve Proposal 3 have not been received by the time of the meeting. This authority exists under the Bylaws whether or not a quorum is present, and no shareholder vote is required to exercise it.

If the 2026 Annual Meeting is adjourned, proxies that have already been properly submitted and not revoked will remain valid and will be voted at the reconvened meeting, and shareholders who have already voted will not need to vote again. No additional notice of the reconvened meeting is required other than an announcement made at the meeting at which the adjournment is taken, unless the Board of Trustees fixes a new record date for the reconvened meeting, in which case the Trust will provide notice as required by the Declaration of Trust and Bylaws.

Shareholder Proposals and Nominations for the 2027 Annual Meeting

Any shareholder proposal that, pursuant to Rule 14a-8 under the Exchange Act, is to be considered for inclusion in our proxy materials for the 2027 Annual Meeting must be received by the Trust no later than _________, 2027. Proposals should be sent via registered, certified or express mail to our principal executive offices.

In addition, Qualified Shareholders (as defined below) who wish to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders at an annual meeting (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act) must comply with the advance notice provisions and other requirements of Article III, Section 13 of our Bylaws, which are on file with the SEC and may be obtained from the SEC’s website or from us upon written request. These provisions require that nominations and proposals of business for the 2027 Annual Meeting must be received by the Trust no earlier than 5:00 pm ET on the 120th day before the first anniversary of the mailing of the notice for the prior year’s annual meeting and no later than 5:00 pm ET on the 90th day prior to the first anniversary of the mailing of the notice for the prior year’s annual meeting. Therefore, to be timely, a Qualified Shareholder’s notice must be received by the Trust no earlier than 5:00 pm ET on _______, 2027, and no later than 5:00 pm ET on _______, 2027; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the mailing of the notice for the prior year’s annual meeting, notice must be received not earlier than 5:00 pm ET on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 pm ET on the later of: the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the Trust. Such nominations or proposals of business should be sent via registered, certified or express mail to our principal executive offices. A “Qualified Shareholder” is a shareholder or shareholders who collectively have held both investment and voting control over at least five percent (5%) of the shares of the Trust for at least three consecutive years and have been acting in concert over that time period; who are shareholders of record at the time their advance notice is delivered to the Trust and at the time of the annual meeting; who are entitled to vote at the meeting; and who have complied in all respects with the procedures set forth in Article III, Section 13 of our Bylaws.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 28, 2027. If such meeting date is changed by more than 30 days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Householding of Proxy Materials

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding.” If you did not respond that you did not want to participate in householding, then you were deemed to have consented to householding, and your broker or bank will be sending only one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717. In all events, if you did not receive an individual copy of this proxy statement or our 2025 Annual Report, and wish to do so, we will send you such a copy or copies if you send a written request to us at our principal executive offices at 301 Winding Road, Old Bethpage NY 11804, Attention: Investor Relations, or telephone us at (212) 750-0371. If your household is receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Annual Report

The Trust’s 2025 Annual Report, which is not a part of our proxy solicitation materials, is being mailed to shareholders concurrently with this proxy statement. Copies of the 2025 Annual Report as filed with the SEC will be furnished without charge upon written request to our principal executive offices, Attention: Investor Relations. The annual report is available at https://www.pwreit.com/news-and-sec-filings Such annual report is also available from the SEC’s website at www.sec.gov.

IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF TRUSTEES, YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT OR, WHERE INFORMATION RELATES TO ANOTHER DATE SET FORTH IN THIS PROXY STATEMENT, AS OF THAT DATE.

APPENDIX A

FORM OF ARTICLES OF AMENDMENT

POWER REIT

ARTICLES OF AMENDMENT

Power REIT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the power contained in Article VI, Section 6.2 of the declaration of trust of the Trust (the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”) by duly adopted resolutions classified 1,675,000 shares of 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock Liquidation Preference $25.00 per Share (the “Series A Preferred Stock”) with the preferences, conversion and other rights, voting power, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Articles Supplementary for the Series A Preferred Stock that were filed with, and accepted for record by, the SDAT on February 12, 2014, and on January 8, 2021 (together, the “Articles Supplementary”).

SECOND: A new Section d. in Paragraph 8 of the terms of the Series A Preferred Stock set forth in the Articles Supplementary is hereby inserted to read as follows:

d. Exclusive Voting Rights. The holders of Series A Preferred Stock, voting as a separate class, shall have exclusive voting rights on any Declaration of Trust amendment that would alter the contract rights, as expressly set forth in the Declaration of Trust, of only the Series A Preferred Stock.

THIRD: The foregoing amendment to the Declaration of Trust has been duly advised by the Board and approved by the shareholders of the Trust as required by law.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed in its name and on its behalf by its [             ] and attested to by its [             ] on this       day of [●], 202[●].

ATTEST:	POWER REIT

	By:	(SEAL)

Name:	Name:

Title:	Title: